Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2018 First Quarter Financial Results

Stroudsburg, PA. – January 24, 2018 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ ESSA) today reported a net loss of $1.6 million, or $(0.15) per diluted share, for the quarter ended December 31, 2017, compared with net income of $1.9 million, or $0.18 per diluted share, for the same quarter last year. Results for the quarter ended December 31, 2017 reflect a one-time charge to income tax expense of $3.8 million related to the reduction in the carrying value of the Company’s deferred tax assets , which resulted from the reduction in the federal corporate income tax rate under the Tax Cuts and Jobs Act of 2017.

The Company is the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 22 locations in eastern Pennsylvania, including the Poconos, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia markets.

FIRST QUARTER 2018 HIGHLIGHTS

•	Loan growth was the primary driver of the 1.2% growth in net interest income to $11.8 million in the fiscal first quarter of 2018 compared with $11.6 million for the comparable period in fiscal 2017.

•	Total interest income increased to $15.4 million in the fiscal first quarter of 2018 from $14.7 million in the fiscal first quarter of 2017, primarily reflecting higher interest income generated by loans.

•	Income before income taxes was $2.5 million in the fiscal first quarter of 2018 compared with $2.3 million in the fiscal first quarter of 2017, reflecting earnings growth prior to the impact of income taxes and the one-time charge to income tax expense, described above.

•	Total net loans at December 31, 2017 increased $39.7 million to $1.28 billion from September 30, 2017, primarily reflecting growth in commercial and commercial real estate lending of $39.9 million. Net loans at December 31, 2017 were up 4.3% compared with net loans at December 31, 2016, primarily reflecting commercial loan growth.

•	Asset quality remained strong, with non-performing assets of $15.7 million, or 0.86% of total assets, at December 31, 2017 compared to $15.7 million or 0.88% of total assets at September 30, 2017.

•	Total noninterest expense decreased 1.2% for the quarter ended December 31, 2017 compared to the comparable period in 2017 reflecting decreases in compensation and employee benefits, professional fees and advertising. The Company closed its remaining three supermarket branches on December 29, 2017.

•	The Company paid a quarterly cash dividend of $0.09 per share on December 30, 2017, its 39th consecutive quarterly cash dividend to shareholders.

Gary S. Olson, President and CEO, commented: “Our first quarter of 2018 reflected continued positive trends in commercial lending that generated higher interest income and higher noninterest fee income from lending activity. We were pleased with the growth in our Asset Management & Trust Services group, which generated a significant year-over-year increase in noninterest income from trust and investment fees.

Corporate Center:  200 Palmer Street PO Box L Stroudsburg, PA 18360-0160    570-421-0531    Fax: 570-421-7158

“Changes in the tax law and the one-time income tax adjustment had a significant adverse impact on the quarter’s net income. It is worth noting, however, that pre-tax income more clearly reflected our growth and progress, with year-over-year gains in both interest and noninterest income, and a decline in noninterest expense that reflected initiatives to manage the Company’s cost structure and support increasingly efficient operations.

“We were pleased to begin fiscal 2018 with a first quarter that reflected net loan growth and gains in construction, commercial real estate and commercial & industrial lending from the Company’s fiscal 2017 year-end, especially considering the typically slower activity in winter. Comparing first quarter 2018 to a year earlier, commercial real estate loans grew 21% and commercial & industrial loans grew 44%, which we feel is a significant accomplishment. We are seeing the results of our investments made to expand our commercial and retail lending teams during the past year.

“Also in the fiscal first quarter of 2018, we completed the transition to a new executive management structure to enhance the performance of our team, and formalized the structure of ESSA’s three operating regions, each headed by a regional president. We anticipate the positive impact of these changes will be evident in the coming year.”

Income Statement Review

Total interest income was $15.4 million for the three months ended December 31, 2017, up from $14.7 million for the three months ended December 31, 2016. The primary driver was growth in interest income from loans to $12.8 million in fiscal first quarter 2017, up from $12.3 million a year earlier. Interest expense increased $590,000 for the quarter ended December 31, 2017 compared to the comparable period in 2016, partially reflecting a larger base of deposits and short-term borrowings along with several interest rate increases from the Federal Reserve.

Net interest income increased $136,000, or 1.2%, to $11.8 million for the three months ended December 31, 2017, from $11.6 million for the comparable period in 2016. The Company’s provision for loan losses increased to $1.0 million for the three months ended December 31, 2017, compared with $750,000 for the three months ended December 31, 2016. This increase reflected additional provisioning related to expanded lending activity.

The net interest margin for the first quarter of 2018 was 2.78%, compared with 2.75% for the previous quarter, and 2.80% for the first quarter of fiscal 2017. Olson noted that, while the Company continues to address margin compression, it has been successful in maintaining relative margin stability in the past several quarters. The net interest rate spread was 2.67% in fiscal first quarter 2018, compared with 2.65% for the previous quarter and 2.73% in first fiscal quarter 2017.

Noninterest income increased $112,000 or 6.0%, to $2.0 million for the three months ended December 31, 2017, compared with $1.9 million for the three months ended December 31, 2016. Growth in fee income from lending and trust and investment activity were the primary drivers of noninterest income growth.

Noninterest expense decreased $120,000 or 1.2%, to $10.3 million for the three months ended December 31, 2017 compared with $10.4 million for the comparable period in 2016. The decrease reflects decreases in compensation and employee benefits, professional fees and advertising. These decreases were partially offset by an increase of $245,000 caused primarily by one time charges related to the closing of three supermarket branches in December, 2017.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets grew $37.2 million to $1.82 billion at December 31, 2017, from $1.79 billion at September 30, 2017. Total net loans increased $39.7 million to $1.28 billion at December 31, 2017 from $1.24 billion at

September 30, 2017. Commercial real estate loans were $356.1 million in the fiscal first quarter of 2018, up from $318.3 million in the fiscal fourth quarter of 2017 and $293.57 million a year earlier. Commercial loans rose 10% to $48.8 million in the fiscal first quarter of 2018 compared with $44.1 million in the fiscal fourth quarter of 2017 and up 44.0% compared with the fiscal first quarter of 2017. Construction lending also grew significantly year-over-year.

Total deposits decreased $23.8 million, or 1.9%, to $1.25 billion at December 31, 2017, from $1.27 billion at September 30, 2017, primarily due to a decrease in municipal deposits. During the same period, borrowings increased $57.2 million, reflecting the Company’s ability to obtain borrowed funds at what management believes represent attractive rates. Core deposits were $727.8 million, or 58% of total deposits at December 31, 2017.

Asset quality has remained strong. Nonperforming assets totaled $15.7 million, or 0.86% of total assets, at December 31, 2017, compared to $15.7 million, or 0.88% of total assets at September 30, 2017 and $22.8 million, or 1.28% of total assets, at December 31, 2016. The allowance for loan losses was $9.8 million, or 0.76% of loans outstanding, at December 31, 2017, compared to $9.4 million, or 0.75% of loans outstanding at September 30, 2017.

For the fiscal first quarter of 2018, the Company’s return on average assets and return on average equity were (0.36%) and (3.53%), compared with 0.43% and 4.37%, respectively, in the corresponding period of fiscal 2017. The returns in the fiscal first quarter of 2018 primarily reflected the impact of the one-time charge to income tax expense.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 8.94%, exceeding regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 8.82%.

Total stockholders’ equity decreased $3.2 million to $179.5 million at December 31, 2017, from $182.7 million at September 30, 2017, primarily reflecting the net loss for the quarter. Tangible book value per share at December 31, 2017 decreased to $14.09, compared with $14.41 at September 30, 2017, but rose compared with tangible book value of $13.55 at December 31, 2016.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2017	September 30, 2017
	(dollars in thousands)
ASSETS
Cash and due from banks	$33,638	$36,008
Interest-bearing deposits with other institutions	5,147	5,675

Total cash and cash equivalents	38,785	41,683
Certificates of deposit	500	500
Investment securities available for sale	391,202	390,452
Loans receivable (net of allowance for loan losses of $9,833 and $9,365)	1,276,335	1,236,681
Regulatory stock, at cost	16,845	13,832
Premises and equipment, net	15,736	16,234
Bank-owned life insurance	37,881	37,626
Foreclosed real estate	1,365	1,424
Intangible assets, net	1,700	1,844
Goodwill	13,801	13,801
Deferred income taxes	7,263	10,422
Other assets	21,003	20,719

TOTAL ASSETS	$1,822,416	$1,785,218

LIABILITIES
Deposits	$1,251,021	$1,274,861
Short-term borrowings	214,036	137,446
Other borrowings	154,768	174,168
Advances by borrowers for taxes and insurance	11,409	5,163
Other liabilities	11,703	10,853

TOTAL LIABILITIES	1,642,937	1,602,491

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	180,532	180,764
Unallocated common stock held by the Employee Stock Ownership Plan	(8,604)	(8,720)
Retained earnings	88,546	91,147
Treasury stock, at cost	(79,420)	(79,891)
Accumulated other comprehensive loss	(1,756)	(754)

TOTAL STOCKHOLDERS’ EQUITY	179,479	182,727

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,822,416	$1,785,218

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended December 31,
	2017	2016
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$12,783	$12,251
Investment securities:
Taxable	2,058	1,874
Exempt from federal income tax	288	309
Other investment income	247	216

Total interest income	15,376	14,650

INTEREST EXPENSE
Deposits	2,377	2,012
Short-term borrowings	584	251
Other borrowings	647	755

Total interest expense	3,608	3,018

NET INTEREST INCOME	11,768	11,632
Provision for loan losses	1,000	750

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,768	10,882

NONINTEREST INCOME
Service fees on deposit accounts	883	864
Services charges and fees on loans	369	354
Trust and investment fees	240	150
Earnings on Bank-owned life insurance	256	263
Insurance commissions	171	193
Other	50	33

Total noninterest income	1,969	1,857

NONINTEREST EXPENSE
Compensation and employee benefits	6,008	6,177
Occupancy and equipment	1,185	1,091
Professional fees	566	745
Data processing	929	934
Advertising	158	305
Federal Deposit Insurance Corporation Premiums	189	187
Gain on foreclosed real estate	(36)	(96)
Amortization of intangible assets	144	163
Other	1,139	896

Total noninterest expense	10,282	10,402

Income before income taxes	2,455	2,337
Income taxes	4,093	400

Net (loss) Income	$(1,638)	$1,937

	For the Three Months Ended December 31,
	2017	2016
Earnings per share:
Basic	$(0.15)	$0.18
Diluted	$(0.15)	$0.18

	For the Three Months Ended December 31,
	2017	2016
	(dollars in thousands) (UNAUDITED)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,802,381	$1,768,512
Total interest-earning assets	1,676,729	1,646,647
Total interest-bearing liabilities	1,444,985	1,428,562
Total stockholders’ equity	184,188	175,927

PER COMMON SHARE DATA:
Average shares outstanding—basic	10,717,138	10,475,032
Average shares outstanding—diluted	10,717,138	10,604,072
Book value shares	11,634,790	11,463,785

Net interest rate spread	2.67%	2.73%
Net interest margin	2.78%	2.80%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531